Exhibit (a)(1)(A)

U.S. AUTO PARTS NETWORK, INC.

16941 KEEGAN AVENUE

CARSON, CA 90746

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTION GRANTS

FOR NEW STOCK OPTION GRANTS

U.S. AUTO PARTS NETWORK, INC.

SUMMARY TERM SHEET — OVERVIEW

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR

NEW STOCK OPTION GRANTS

This offer and withdrawal rights will expire at 9:00 p.m., U.S. Pacific Time,

on Monday, September 9, 2013, unless extended.

By this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants (the “Exchange Offer” or the “Offer”), U.S. Auto Parts Network, Inc., which we refer to in this document as “we,” “us” or “U.S. Auto Parts”, is giving each Eligible Employee (as defined below) the opportunity to voluntarily exchange an Eligible Option (defined below) for a new option (a “New Option”) that will represent the right to purchase a fewer number of shares of our common stock at an exercise price per share equal to the fair market value of a share of our common stock on the grant date of the New Option, as described herein and as may be amended.

You are an “Eligible Employee” if:

•

on the date the Exchange Offer commences, you are employed by U.S. Auto Parts or any of its subsidiaries located in the United States of America and have not been notified by us that your employment with U.S. Auto Parts is being terminated; and

•

you continue to be employed by U.S. Auto Parts or any of its subsidiaries located in the United States of America, and have not submitted a notice of resignation or received a notice of termination, on or prior to the expiration of the Exchange Offer.

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Employee;

•	has an exercise price greater than $4.00 per share; and

•	was granted under our 2007 Omnibus Incentive Plan (the “Omnibus Plan”), our 2007 New Employee Incentive Plan (the “2007 Plan”) or our 2006 Equity Incentive Plan (the “2006 Plan”).

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, you will receive a New Option for a fewer number of shares of our common stock than the surrendered Eligible Option that it replaces, based on the exchange ratio. The exchange ratio of Eligible Options to New Options is 3.5-to-1.0 (the “Exchange Ratio”). This means that for every 3.5 shares of our common stock subject to an Eligible Option, an Eligible Employee will receive a New Option to purchase one share of our common stock, with the aggregate number of shares subject to the New Option rounded down to the nearest share. The New Option will otherwise have substantially the same terms and conditions as the surrendered Eligible Option it replaces, except that:

•

The exercise price per share for your New Option will be equal to the closing price of our common stock as reported on the NASDAQ Global Market (“NASDAQ”) on the date of grant of your New Option (the “Market Price”). New Options will be nonqualified stock options even if the Eligible Options surrendered in the Exchange Offer were incentive stock options. Your New Option will be granted on the first business day after the expiration date of the Exchange Offer. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern Time.

•

Each New Option will be completely unvested at the time of grant and will become vested on the basis of an Eligible Employee’s continued service with U.S. Auto Parts and its subsidiaries. New Options granted to Eligible Employees shall vest over four years, with twenty-five percent (25%) of the shares subject to the New Option vesting on the first anniversary of the new grant date, and the remaining seventy-five percent (75%) of the shares subject to the New Option vesting in thirty-six (36) substantially equal installments over the following thirty-six (36) months, subject to the Eligible Employee’s continued service with U.S. Auto Parts and its subsidiaries on each applicable vesting date. If you exchange an Eligible Option(s) for a New Option and your service with U.S. Auto Parts and its subsidiaries terminates for any reason before the New Option is vested in full, then you will forfeit that portion of the New Option received that remains unvested at the time your service with U.S. Auto Parts and its subsidiaries terminates.

•	Each New Option will have a new ten-year term from the grant date of the New Option.

The commencement date of the Exchange Offer is scheduled for Monday, August 12, 2013. We are making the Exchange Offer upon the terms and subject to the conditions described in the Exchange Offer document and in the related Election Form and Eligible Option Information Sheet distributed with the Exchange Offer document. You are not required to participate in the Exchange Offer. If you have received multiple option grants from U.S. Auto Parts that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to exchange as few or as many of your Eligible Option grants as you wish. If you tender one Eligible Option grant in the Exchange Offer, you do not need to tender any other Eligible Option grants you may hold. Eligible Options properly tendered in this offer and accepted by us for exchange will be cancelled and the New Options will be granted on the first business day following the expiration date of the Exchange Offer.

The expiration date of the Exchange Offer is Monday, September 9, 2013 (unless extended). The expiration date is sometimes, in other documents related to or describing the Exchange Offer, referred to as the “closing date.”

See “Risk Factors” beginning on page 10 for a discussion of risks and uncertainties that you should consider before tendering your Eligible Options.

Shares of our common stock are quoted on NASDAQ under the symbol “PRTS.” On Friday, August 9, 2013, the closing price of our common stock as reported on NASDAQ was $0.97 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Exchange Offer.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Exchange Offer document, the Election Form, your Eligible Option Information Sheet or other documents relating to the Exchange Offer) to Bryan P. Stevenson, our Vice President, General Counsel and Secretary at 16941 Keegan Avenue, Carson, CA 90746, or by calling (310) 735-0092 or sending an email to optionexchange@usautoparts.com.

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IMPORTANT

If you wish to tender any or all of your Eligible Options for exchange in the Exchange Offer, you must properly complete and sign the accompanying Election Form and your Eligible Option Information Sheet and deliver both properly completed and signed documents to us so that we receive them before 9:00 p.m. U.S. Pacific Time, on Monday, September 9, 2013 (or such later date as may apply if the Exchange Offer is extended), by one of the following means:

By Mail or Courier

U.S. Auto Parts Network, Inc.

16941 Keegan Avenue

Carson, California 90746

Attention: Bryan P. Stevenson

Phone: (310) 735-0092

By Facsimile

U.S. Auto Parts Network, Inc.

Attention: Bryan P. Stevenson

Facsimile: (310) 735-0092

By Hand or Interoffice Mail (Before 5:00 p.m. U.S. Pacific Time on Friday, September 6, 2013, 2013)

To: Bryan P. Stevenson

By Email (By PDF or similar imaged document file)

optionexchange@usautoparts.com

You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time. In particular, after 5:00 p.m., U.S. Pacific Time on Friday, September 6, 2013, you may not deliver your Election Form via hand delivery or interoffice mail because Bryan P. Stevenson may not be available to accept your Election Form. After 5:00 p.m. U.S. Pacific Time on Friday, September 6, 2013 and before 9:00 p.m. U.S. Pacific Time on Monday, September 9, 2013 you must submit your Election Form only by facsimile or by email (by PDF or similar imaged document file).

You do not need to return your stock option agreements for your Eligible Options to be exchanged in the Exchange Offer.

Although our board of directors (the “Board”) has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of the Exchange Offer”) of the Exchange Offer. Neither we nor the Board (or the compensation committee thereof) makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your Eligible Options in the Exchange Offer. You must make your own decision whether to tender any or all of your Eligible Options. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

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WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants document and the accompanying Election Form and Eligible Option Information Sheet. Where appropriate, we have included references to the relevant sections of the Exchange Offer document where you can find a more complete description of the topics in this summary.

Q1.	What questions are answered in this Summary Term Sheet?

Q26	How long do I have to decide whether to participate in the Exchange Offer?	8

Q27	How do I tender my Eligible Options for exchange?	8

Q28	When and how can I withdraw previously tendered Eligible Options?	9

Q29	How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?	9

Q30	What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?	9

Q31	What if I have any questions regarding the Exchange Offer, or if I need additional copies of the Exchange Offer or any documents attached hereto or referred to herein?	9

Q2.	Why are we offering the option exchange program?

Stock option grants are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe stock options help us achieve this objective in several important ways: by aligning the employee’s interests with those of our stockholders, by motivating employees’ performance toward our long term success and by encouraging our executives and employees who have received option grants to continue their employment with us.

Despite our corporate achievements during the past fiscal year, our stock price has declined. Almost all of our outstanding stock options are “underwater,” meaning the exercise price of those options is greater than our current stock price. This means that the vast majority of our historically granted stock options have little or no perceived value to the employees who hold them and are therefore no longer effective as incentives to motivate and retain these employees.

The Board believes that it is critical to our future success to revitalize the incentive value of our stock option program to retain employees and recreate a personal stake in the long term financial success of U.S. Auto Parts. The Board believes that without the proper balance between the long term components of our compensation structure (i.e., equity awards) and its short term components (i.e., salary and bonus), key employees are not properly motivated to align their interests with those of the stockholders and work toward reward for their contributions based upon increases in share value. The Board also recognizes our competition’s ability to attract and recruit top talent. The Board believes that it has a responsibility to address these issues and to properly incentivize our employees.

In addition, the Exchange Offer is designed to reduce the number of shares of our common stock currently subject to outstanding options and provide renewed incentives to motivate Eligible Employees to continue to create stockholder value. As of August 7, 2013, assuming that 100% of Eligible Employees participate in the Exchange Offer, Eligible Options covering 3,732,753 shares of our common stock would be surrendered and cancelled, while New Options covering 1,066,430 shares of our common stock would be issued, resulting in a net reduction of 2,666,323 shares of our common stock subject to outstanding options, or approximately 37.4% of all outstanding options.

See Section 2 (“Purpose of The Exchange Offer”) for more information.

Q3.	Who is eligible to participate in the Exchange Offer?

You are an “Eligible Employee” if:

•

On the date this option exchange commences, you are employed by U.S. Auto Parts or any of its subsidiaries located in the United States of America and have not been notified by us that your employment with U.S. Auto Parts or any of its subsidiaries is being terminated; and

•

You continue to be employed by U.S. Auto Parts or any of its subsidiaries located in the United States of America, and have not submitted a notice of resignation or received a notice of termination, on or prior to the expiration of the Exchange Offer.

2.

See Section 1 (“Eligible Options; Eligible Employees; Expiration Date of The Exchange Offer”) for more information.

Q4.	What securities are we offering Eligible Employees the opportunity to tender in the Exchange Offer?

Under the Exchange Offer, Eligible Employees will be able to elect to exchange outstanding Eligible Options for a New Option to purchase a fewer number of shares of our common stock which will be determined based on the Exchange Ratio. An Eligible Option is an outstanding option to purchase our common stock that was granted to an Eligible Employee with an exercise price greater than $4.00 per share under the Omnibus Plan, the 2007 Plan or the 2006 Plan.

See Section 1 (“Eligible Options; Eligible Employees; Expiration Date of The Exchange Offer”) and Question 7 below for more information.

Q5.	Are there any differences between the New Options and the Eligible Options?

Each New Option will cover a fewer number of shares of our common stock as the surrendered Eligible Option that it replaces, based on the Exchange Ratio. The Exchange Ratio of Eligible Options to New Options is 3.5-to-1.0. This means that for every 3.5 shares of our common stock subject to an Eligible Option that is exchanged in the Exchange Offer, an Eligible Employee will receive a New Option to purchase one share of our common stock, with the aggregate number of shares subject to the New Option rounded down to the nearest share. The New Option will otherwise have substantially the same terms and conditions as the surrendered Eligible Option it replaces, except that:

•

The exercise price per share for your New Option will be equal to the Market Price of our common stock as reported on NASDAQ on the date of grant of your New Option. New Options will be nonqualified stock options even if the Eligible Options surrendered in the Exchange Offer were incentive stock options. Your New Option will be granted on the first business day after the expiration date of the Exchange Offer.

•

Each New Option will be completely unvested at the time of grant and will become vested on the basis of an Eligible Employee’s continued service with U.S. Auto Parts and its subsidiaries. New Options granted to Eligible Employees shall vest over four years, with twenty-five percent (25%) of the shares subject to the New Option vesting on the first anniversary of the new grant date, and the remaining seventy-five percent (75%) of the shares subject to the New Option vesting in thirty-six (36) substantially equal installments over the following thirty-six (36) months, subject to the Eligible Employee’s continued service with U.S. Auto Parts and its subsidiaries on each applicable vesting date. If you exchange an Eligible Option(s) for a New Option and your service with U.S. Auto Parts and its subsidiaries terminates for any reason before the New Option is vested in full, then you will forfeit that portion of the New Option received that remains unvested at the time your service with U.S. Auto Parts and its subsidiaries terminates.

•	Each New Option will have a new ten-year term from the grant date of the New Option.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information. Also, see the Eligible Option Information Sheet that you received along with the Exchange Offer document and the Election Form, which includes the number of shares subject to the New Option that may be granted in exchange for your Eligible Options.

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Q6.	What are the conditions of the Exchange Offer?

The Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Exchange Offer and which are more fully described in Section 6 (“Conditions of the Exchange Offer”). The Exchange Offer is not conditioned upon a minimum number of Eligible Options being tendered or a minimum number of Eligible Employees participating. If any of the events described in Section 6 (“Conditions of the Exchange Offer”) occurs, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

Q7.	What will be the exercise price per share of the New Options?

The exercise price per share for New Options will be equal to the Market Price. See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

We cannot predict the exercise price per share of the New Options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Options.

See Section 7 (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q8.	If I participate in the Exchange Offer and my tendered options are accepted, when will I receive my New Option?

We expect to cancel all properly tendered Eligible Options on the day that the Exchange Offer expires. We expect that the grant date of the New Options will be the first business day following the day that the Exchange Offer expires. For example, the scheduled expiration date of the Exchange Offer is Monday, September 9, 2013, and we expect to accept and cancel all properly tendered Eligible Options on this date, and we expect that the New Options grant date will be Tuesday, September 10, 2013. If the expiration date is extended, then the cancellation date and the New Options grant date would be similarly extended. We will issue new stock option agreements promptly following the New Option grant date.

See Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”) for more information.

Q9.	When will the New Options vest?

Each New Option will be completely unvested at the time of grant and will become vested on the basis of an Eligible Employee’s continued service with U.S. Auto Parts and its subsidiaries. New Options granted to Eligible Employees shall vest over four years, with twenty-five percent (25%) of the shares subject to the New Options vesting on the first anniversary of the new grant date, and the remaining seventy-five percent (75%) of the shares subject to the New Options vesting in thirty-six (36) substantially equal monthly installments over the following thirty-six (36) months, subject to the Eligible Employee’s continued service with U.S. Auto Parts and its subsidiaries on each applicable vesting date.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q10.	What happens to my New Option if I cease to provide services to U.S. Auto Parts and its subsidiaries?

The New Options will be treated in the same manner as the Eligible Options would have been treated if and when an Eligible Employee ceases to provide continuous service to U.S. Auto Parts and its subsidiaries. Generally, if an Eligible Employee ceases to provide services to U.S. Auto Parts and its subsidiaries, any New Option held by such optionholder will not continue to vest and any unvested portion of the New Option will be unexercisable as of the Eligible Employee’s date of termination. Any vested, unexercised portion of the New Option will generally be exercisable for one month after termination, and for specified longer periods in the event of death or disability of the optionholder, as set forth in the Omnibus Plan and option agreements.

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Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of U.S. Auto Parts or any of its subsidiaries. The terms of your service with U.S. Auto Parts and our subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the expiration of the Exchange Offer and/or the grant date for the New Options or thereafter.

See Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”) and Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q11.	How many shares will I be able to acquire upon the exercise of my New Option?

The number of shares subject to your New Option will be equal to the number of shares subject to your Eligible Option, divided by the Exchange Ratio, rounded down to the nearest whole share. The Exchange Ratio of Eligible Options to New Options in the Exchange Offer is 3.5-to-1.0. For example, if you choose to tender an Eligible Option covering 35,000 shares of our common stock in the Exchange Offer, you will receive a New Option covering 10,000 shares of our common stock.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q12.	When will my New Option expire?

All New Options will have a new ten-year term. See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q13.	Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you will keep all your options, including your Eligible Options, and will not receive a New Option under the Exchange Offer. No changes will be made to the terms of your current options. See Section 3 (“Procedures For Tendering Eligible Options”) for more information.

Q14.	How should I decide whether or not to exchange my Eligible Options for a New Option?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Exchange Offer below, including without limitation the information in Section 2 (“Purpose of The Exchange Offer”), Section 7 (“Price Range of Our Common Stock”), Section 9 (“Information Concerning Us; Financial Information”), Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 13 (“Material United States Tax Consequences”) and Section 16 (“Additional Information”). You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from U.S. Auto Parts or any of its subsidiaries is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q15.	How do I find out how many Eligible Options I have and what their exercise prices are?

The Eligible Option Information Sheet distributed along with the Exchange Offer document includes a list of your Eligible Options as of Monday, August 12, 2013. In addition, you can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by contacting Bryan P. Stevenson, our Vice President, General Counsel and Secretary at 16941 Keegan Avenue, Carson, CA 90746, or by calling (310) 735-0092 or sending an email to optionexchange@usautoparts.com.

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Q16.	Can I exchange option grants that I have already fully exercised?

No. The Exchange Offer applies only to outstanding Eligible Options. An option grant that has been fully exercised is no longer outstanding.

Q17.	Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?

Yes. If before Monday, September 9, 2013 you exercised an Eligible Option in part, the remaining unexercised portion of the Eligible Option could be exchanged under the Exchange Offer.

Q18.	Can I exchange a portion of an Eligible Option?

No partial exchanges will be permitted. If you elect to exchange an Eligible Option, you must exchange the entire outstanding (i.e. unexercised) portion of that Eligible Option. You will be able to elect to exchange as few or as many of your Eligible Option grants as you wish. If you attempt to exchange a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that are properly tendered.

See Section 3 (“Procedures For Tendering Eligible Options”) for more information.

Q19.	What if I am on an authorized leave of absence on the date of the Exchange Offer or on the grant date of the New Options?

Any Eligible Employee who is on an authorized leave of absence will be able to participate in the Exchange Offer. If you tender your Eligible Options and you are on an authorized leave of absence on the grant date of the New Option, you will be entitled to receive a New Option on the grant date as long as all eligibility requirements are still met. See Section 1 (“Eligible Options; Eligible Employees; Expiration Date of the Exchange Offer”) for more information.

Q20.	What if my service with U.S. Auto Parts or any of its subsidiaries ends before the expiration date of the Exchange Offer?

If you have tendered Eligible Options under the Exchange Offer and you cease providing services to U.S. Auto Parts or any of its subsidiaries for any reason, or if you submit a notice of resignation or receive a notice of termination before the Exchange Offer expires, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing option grants to the extent they are vested for a limited time after your termination date and in accordance with their terms.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of U.S. Auto Parts or any of its subsidiaries. The terms of your service with U.S. Auto Parts and its subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the expiration of the Exchange Offer and/or the grant date for the New Option or thereafter.

See Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”) and Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q21.	Will I owe taxes if I exchange my Eligible Options in the Exchange Offer?

We believe the exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options; however, the tax consequences of the Exchange Offer are not entirely certain.

You should consult with your tax advisor to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Employee who is subject to the tax laws of a country other than the U.S. or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you.

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See Section 13 (“Material United States Tax Consequences”) for more information.

We advise all Eligible Employees who may consider exchanging their Eligible Options to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

Q22.	Will I owe taxes if I do not participate in the Exchange Offer?

We have designed the Exchange Offer to avoid changing the tax treatment of your Eligible Options that are nonqualified stock options if you do not accept the Exchange Offer. However, if the Exchange Offer is extended beyond the original expiration date, then the U.S. Internal Revenue Service (the “IRS”) may characterize the Exchange Offer as a modification of those Eligible Options that are incentive stock options, even if you decline the Exchange Offer. A successful assertion by the IRS that your Eligible Options have been modified could extend the Eligible Options’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonqualified stock options. If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Options and the sale of the common stock that you would receive upon exercise.

See Section 13 (“Material United States Tax Consequences”) for more information.

Q23.	What happens if, after the grant date of the New Options, my New Options end up being underwater again?

We can provide no assurance as to the possible price of our common stock at any time in the future. We do not anticipate offering optionholders another opportunity to exchange underwater options for new options.

Q24.	What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

The Exchange Offer will have no effect on Eligible Options that you choose not to tender or on Eligible Options that are not accepted for exchange in the Exchange Offer that are nonqualified stock options. However, if the Exchange Offer is extended beyond the original expiration date, then the IRS may characterize the Exchange Offer as a modification of those Eligible Options that are incentive stock options, even if you decline the Exchange Offer. A successful assertion by the IRS that your Eligible Options have been modified could extend the Eligible Options’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonqualified stock options. If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Options and the sale of the common stock that you would receive upon exercise. See Section 13 (“Material United States Tax Consequences”) for more information.

We will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not an Eligible Option or is otherwise not accepted for exchange, we will send you a separate notification following the expiration of the Exchange Offer explaining why your tendered option did not qualify as an Eligible Option or otherwise was not accepted for exchange.

Q25.	If I tender Eligible Options in the Exchange Offer, am I giving up my rights to them?

Yes. When you tender your Eligible Options and we accept them for exchange, those Eligible Options will be cancelled and you will no longer have any rights to them.

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See Section 5 (“Acceptance of Eligible Options For Exchange; Issuance of New Options”) for more information.

Q26.	How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q27.	How do I tender my Eligible Options for exchange?

If you are an Eligible Employee on the date that you choose to tender your Eligible Options, you may tender your Eligible Options at any time before the Exchange Offer expires at 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013.

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form, a properly completed and signed Eligible Option Information Sheet, and any other documents required by the Election Form to the attention of Bryan P. Stevenson, our Vice President, General Counsel and Secretary, by hand, by interoffice mail, by facsimile to (310) 735-0092, by regular or overnight mail to U.S. Auto Parts Network, Inc., 16941 Keegan Avenue, Carson, CA 90746, or by email (by PDF or similar imaged document file) to optionexchange@usautoparts.com.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we receive a properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013. If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form and Eligible Option Information Sheet only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time. In particular, after 5:00 p.m., U.S. Pacific Time, on Friday, September 6, 2013, you may not deliver your Election Form via hand delivery or interoffice mail because Bryan P. Stevenson may not be available to accept your Election Form. After 5:00 p.m. U.S. Pacific Time on Friday, September 6, 2013 and before 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013 you must submit your Election Form only by facsimile or by email (by PDF or similar imaged document file).

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered option grants on Monday, September 9, 2013, following the expiration date of the Exchange Offer.

See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

8.

Q28.	When and how can I withdraw previously tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013. If we extend the Exchange Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Exchange Offer.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered Eligible Options. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as set forth in Question 27 above.

If you miss this deadline but remain an Eligible Employee, any previously tendered Eligible Options will be cancelled and exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form and Eligible Option Information Sheet or Notice of Withdrawal we receive before the expiration date and time.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn Eligible Options, you may re-tender Eligible Options only by again following the procedures described for validly tendering option grants in the Exchange Offer as discussed in Question 27 above.

See Section 4 (“Withdrawal Rights”) for more information.

Q29.	How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form and Eligible Option Information Sheet or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form and Eligible Option Information Sheet or Notice of Withdrawal, as applicable, prior to the expiration date of the Exchange Offer. See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q30.	What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?

If we do not receive your Election Form and Eligible Option Information Sheet by the deadline, then all Eligible Options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options for exchange in the Exchange Offer, you do not need to do anything. See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q31.	What if I have any questions regarding the Exchange Offer, or if I need additional copies of the Exchange Offer or any documents attached hereto or referred to herein?

You should direct questions about the Exchange Offer (including requests for additional or paper copies of the Exchange Offer and other Exchange Offer documents which will be promptly furnished to you at U.S. Auto Parts’s expense) to Bryan P. Stevenson, our Vice President, General Counsel and Secretary, at:

U.S. Auto Parts Network, Inc.

16941 Keegan Avenue

Carson, California 90746

Phone: (310) 735-0092

Facsimile: (310) 735-0092

Email: optionexchange@usautoparts.com

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RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in the Exchange Offer.

Risks Related to the Exchange Offer

The exercise price of the New Options could be greater than the exercise price of the Eligible Options that you tender for exchange.

The exercise price of the New Options, which will be equal to the closing price of our common stock as reported on NASDAQ on the date of grant of your New Option, will not be determined until the first business day following the expiration of the Exchange Offer. Accordingly, you will not be able to determine the exercise price of your New Option at the time you tender your Eligible Options for exchange. The price of our common stock is volatile and our shares have traded at a per share price ranging between $1.03 and $1.88 during the three months ended June 29, 2013. The exercise price may be higher than the exercise price of the Eligible Options that you tender for exchange.

The exercise price of the New Options could become underwater again after they are granted.

The price of our common stock is volatile and we can provide no assurance as to the possible price of our common stock at any time in the future. The exercise price of your New Option, which will be equal to the closing price of our common stock as reported on NASDAQ on the date of grant of your New Option, may become higher than the current market price per share of our common stock at any time in the future and may become underwater again.

Your New Option will not be eligible for favorable incentive stock option tax treatment under U.S. tax laws.

The New Options will be nonqualified stock options and, in the event you tender an incentive stock option, will not be of the same general type (for U.S. tax purposes) as the Eligible Options you tender for exchange. As a result, any New Option will not be eligible for the favorable U.S. federal tax treatment afforded incentive stock options. For more detailed information, see Section 13 (“Material United States Tax Consequences”) for more information about the tax treatment of the New Options.

The New Options will have a new vesting schedule and you will lose any vesting you may have in your Eligible Options.

If you elect to participate in the Exchange Offer, you will lose any vesting you have in your Eligible Options because each New Option will be subject to a new vesting schedule, even if the Eligible Options exchanged were fully or partially vested. Under the new vesting schedule, the terms of which are further described in Section 8 (“Source and Amount of Consideration; Terms of New Options”) of the Exchange Offer, the earliest that any New Option will vest is one year following the date the New Options are granted. Vesting will be conditioned on your continued service with U.S. Auto Parts and its subsidiaries through each applicable vesting date. As a result, if you exchange one or more Eligible Options for a New Option and your continued service with us or any of our subsidiaries terminates for any reason before the New Option is vested in full, you will forfeit that portion of the New Option that remains unvested at the time your continued service terminates.

Even if you choose not to participate in the Exchange Offer, you may be required to restart the measurement periods required to be eligible for favorable tax treatment for your existing Eligible Options that are incentive stock options.

The Exchange Offer is currently expected to remain open for 29 calendar days. If we extend the Exchange Offer such that it is open for 30 or more calendar days, Eligible Options that are incentive stock options held by employees who do not participate in this Offer will be considered to have been modified. The commencement date

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of the Exchange Offer (Monday, August 12, 2013) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option that is an Eligible Option but not tendered for exchange, and if the Exchange Offer is open for 30 or more calendar days, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date the Exchange Offer commenced (Monday, August 12, 2013) (i.e., the date of the deemed modification) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, see Section 13 (“Material United States Tax Consequences”) for more information about the tax treatment of the New Options.

There may be adverse tax consequences associated with your participation in the Exchange Offer.

Although we believe that the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of grants of Eligible Options and the grant of New Options, the tax consequences of the Exchange Offer to you may be different depending on your personal circumstances. We recommend that all Eligible Employees who are considering exchanging their Eligible Options consult with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in the Exchange Offer. See Section 13 (“Material United States Tax Consequences”) for more information about the federal income tax impacts of the Exchange Offer in the United States. If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult with your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 29, 2012 filed with the Securities and Exchange Commission, or SEC, on March 25, 2013, as amended by Form 10-K/A filed with the SEC on April 26, 2013, our Quarterly Report on Form 10-Q for the quarter ended March 30, 2013 filed with the SEC on May 8, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 29, 2013 filed with the SEC on August 6, 2013, as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

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THE EXCHANGE OFFER

Section 1.	Eligible Options; Eligible Employees; Expiration Date of the Exchange Offer.

Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to Eligible Employees to exchange some or all of their Eligible Option grants that are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Options”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of the Exchange Offer for a New Option to purchase a fewer number of shares with an exercise price per share equal to the Market Price of our common stock on the date of grant of the New Options, which we expect will be the first business day after the expiration date of the Exchange Offer. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern Time.

You are an “Eligible Employee” if:

•

on the date this option exchange commences, you are employed by U.S. Auto Parts or any of its subsidiaries located in the United States of America and have not been notified by us that your employment with U.S. Auto Parts and its subsidiaries is being terminated; and

•

you continue to be employed by U.S. Auto Parts or any of its subsidiaries located in the United States of America, and have not submitted a notice of resignation or received a notice of termination, on or prior to the expiration of the Exchange Offer.

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Employee;

•	has an exercise price greater than $4.00 per share; and

•	was granted under our Omnibus Plan, our 2007 Plan or our 2006 Plan.

The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date of the Exchange Offer.

You will not be eligible to tender Eligible Options or receive a New Option under the Exchange Offer if you cease to be an Eligible Employee for any reason prior to the expiration of the Exchange Offer, including retirement, disability or death. An individual who is on an authorized leave of absence and is otherwise an Eligible Employee on such date will be eligible to tender Eligible Options in the Exchange Offer. If you tender your Eligible Options and they are accepted and cancelled in the Exchange Offer and you are on an authorized leave of absence on the grant date of the New Option, you will be entitled to receive a New Option on that date as long as you are otherwise eligible to participate in the Omnibus Plan. Leave is considered “authorized” if it was approved in accordance with our policies.

The option grants which are issued pursuant to the Exchange Offer in exchange for Eligible Options are “New Options”. Each New Option will cover a fewer number of shares of our common stock as the surrendered Eligible Options, which will be determined based on the Exchange Ratio. The “Exchange Ratio” of Eligible Options to New Options is 3.5-to-1.0. The New Option will otherwise have substantially the same terms and conditions as the surrendered Eligible Option it replaces, except that:

•

The exercise price per share for your New Option will be equal to the Market Price. New Options will be nonqualified stock options even if the Eligible Options surrendered in the Exchange Offer were incentive stock options. Your New Option will be granted on the first business day after the expiration date of the Exchange Offer.

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•

Each New Option will be completely unvested at the time of grant and will become vested on the basis of an Eligible Employee’s continued service with U.S. Auto Parts and its subsidiaries. New Options granted to Eligible Employees shall vest over four years, with twenty-five percent (25%) of the shares subject to the New Option vesting on the first anniversary of the new grant date, and the remaining seventy-five percent (75%) of the shares subject to the New Option vesting in thirty-six (36) substantially equal installments over the following thirty-six (36) months, subject to the Eligible Employee’s continued service with U.S. Auto Parts and its subsidiaries on each applicable vesting date. If you exchange an Eligible Option(s) for a New Option and your service with U.S. Auto Parts and its subsidiaries terminates for any reason before the New Option is vested in full, then you will forfeit that portion of the New Option received that remains unvested at the time your service with U.S. Auto Parts and its subsidiaries terminates.

•	Each New Option will have a new ten-year term from the grant date of the New Option.

•

The New Options will be nonqualified stock options and, in the event you tender an incentive stock option, will not be of the same general type (for U.S. tax purposes) as the Eligible Options you tender for exchange. See Section 13 (“Material United States Tax Consequences”) for more information about the tax treatment of the New Options.

The Exchange Offer is scheduled to expire at 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013, referred to as the expiration date of the Exchange Offer, unless and until we, in our sole discretion, extend the expiration date of the Exchange Offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF U.S. AUTO PARTS OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR SERVICE WITH U.S. AUTO PARTS AND ITS SUBSIDIARIES REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR SERVICE UNTIL THE EXPIRATION OF THE EXCHANGE OFFER AND/OR THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

Section 2.	Purpose of the Exchange Offer.

Stock option grants are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe stock options help us achieve this objective in several important ways: by aligning the employee’s interests with those of our stockholders, by motivating employees’ performance toward our long term success and by encouraging our executives and employees who have received option grants to continue their employment with us.

Despite our corporate achievements during the past fiscal year, our stock price has declined. Almost all of our outstanding stock options are “underwater,” meaning the exercise price of those options is greater than our current stock price. This means that the vast majority of our historically granted stock options have little or no perceived value to the employees who hold them and are therefore no longer effective as incentives to motivate and retain these employees.

The Board believes that it is critical to our future success to revitalize the incentive value of our stock option program to retain employees and recreate a personal stake in the long term financial success of U.S. Auto Parts. The

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Board believes that without the proper balance between the long term components of our compensation structure (i.e., equity awards) and its short term components (i.e., salary and bonus), key employees are not properly motivated to align their interests with those of the stockholders and work toward reward for their contributions based upon increases in share value. The Board also recognizes our competition’s ability to attract and recruit top talent. The Board believes that it has a responsibility to address these issues and to properly incentivize our employees.

In addition, the Exchange Offer is designed to reduce the number of shares of our common stock currently subject to outstanding options and provide renewed incentives to motivate Eligible Employees to continue to create stockholder value. As of August 7, 2013, assuming that 100% of Eligible Employees participate in the Exchange Offer, Eligible Options covering 3,732,753 shares of our common stock would be surrendered and cancelled, while New Options covering 1,066,430 shares of our common stock would be issued, resulting in a net reduction of 2,666,323 shares of our common stock subject to outstanding options, or approximately 37.4% of all outstanding options.

In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities after we have announced any decision by the Board to authorize us to do so, in accordance with applicable securities laws.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•

other than our current director search for a new candidate to fill the vacancy on our Board caused when Ellen F. Siminoff elected not to stand for re-election at our 2013 Annual Meeting of Stockholders, any change in our present board of directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being traded on a national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

14.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3.	Procedures For Tendering Eligible Options.

If you are an Eligible Employee, you may tender your Eligible Options at any time before the expiration date of the Exchange Offer. The expiration date of the Exchange Offer is currently scheduled for 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013. If we extend the Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended expiration date of the Exchange Offer.

If you elect to tender an Eligible Option in exchange for a New Option, you must exchange the entire Eligible Option grant.

If you have received multiple option grants from the Company that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to exchange as few or as many of your Eligible Option grants as you wish. If you tender one Eligible Option grant in the Exchange Offer, you do not need to tender any other Eligible Option grants you may hold. If you attempt to exchange a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that are properly tendered.

Proper Tender of Eligible Options. To validly tender your Eligible Options pursuant to the Exchange Offer you must remain an Eligible Employee and must not have given a notice of resignation or received a notice of termination prior to the first business day after the expiration date of the Exchange Offer. If you wish to tender any or all of your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and Eligible Option Information Sheet and deliver the properly completed and signed documents to us so that we receive them before 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013 (or such later date as may apply if the Exchange Offer is extended), by one of the following means:

By Mail or Courier

U.S. Auto Parts Network, Inc.

16941 Keegan Avenue

Carson, California 90746

Attention: Bryan P. Stevenson

Phone: (310) 735-0092

By Facsimile

U.S. Auto Parts Network, Inc.

Attention: Bryan P. Stevenson

Facsimile: (310) 735-0092

By Hand or Interoffice Mail (Before 5:00 p.m. U.S. Pacific Time on Friday, September 6, 2013)

To: Bryan P. Stevenson

By Email (By PDF or similar imaged document file)

optionexchange@usautoparts.com

Except as described in the following sentence, the Election Form must be signed by the Eligible Employee who tendered the Eligible Option exactly as the Eligible Employee’s name appears on the stock option agreement relating to the Eligible Option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

15.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013. If you miss this deadline or submit an Election Form or Eligible Option Information Sheet that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. We will accept delivery of the signed Election Form only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form and Eligible Option Information Sheet before 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013. In particular, after 5:00 p.m., U.S. Pacific Time, on Friday, September 6, 2013, you may not deliver your Election Form via hand delivery or interoffice mail because Bryan P. Stevenson may not be available to accept your Election Form. After 5:00 p.m. U.S. Pacific Time on Friday, September 6, 2013 and before 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013, you must submit your Election Form only by facsimile or by email (by PDF or similar imaged document file).

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither U.S. Auto Parts nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Employee or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Employee.

Our Acceptance Constitutes an Agreement. Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”). Our acceptance for exchange of Eligible Options tendered by you pursuant to the Exchange Offer will constitute a binding agreement between U.S. Auto Parts and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”), we expect to accept and cancel, on the day the Exchange Offer expires, all properly tendered Eligible Options that have not been validly withdrawn, and we expect to grant the New Options on the next business day immediately following the day the Exchange Offer expires. You will be required to enter into a stock option agreement governing the terms of the New Option issued to you, which we will distribute promptly following the New Option grant date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the New Option grant date would be similarly extended.

Section 4.	Withdrawal Rights.

If you elect to accept the Exchange Offer as to some or all of your Eligible Options and later change your mind, you may withdraw your tendered option grants by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an Eligible Option grant, you also may not withdraw your election with respect to only a portion of an Eligible Option grant. If you elect to withdraw a previously tendered Eligible Option grant, you must withdraw the entire Eligible Option, but need not withdraw any other tendered Eligible Options.

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We will permit any options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open and, if not yet accepted for exchange, after the expiration of 40 business days from the commencement of the Exchange Offer. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we still expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn on the expiration date of the Exchange Offer, which is expected to be 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013 unless further extended.

To validly withdraw tendered Eligible Options, you must deliver to us (using one of the same delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered option grants. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Employee of U.S. Auto Parts or any of its subsidiaries, any previously tendered Eligible Options will be cancelled and exchanged pursuant to the Exchange Offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. In particular, after 5:00 p.m., U.S. Pacific Time, on Friday, September 6, 2013, you may not deliver your Notice of Withdrawal Form via hand delivery or interoffice mail because Bryan P. Stevenson may not be available to accept your Notice of Withdrawal Form. After 5:00 p.m. U.S. Pacific Time on Friday, September 6, 2013 and before 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013, you must submit your Notice of Withdrawal Form only by facsimile or by email (by PDF or similar imaged document file).

The Notice of Withdrawal must specify the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Employee who tendered the Eligible Options to be withdrawn exactly as such Eligible Employee’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed with the SEC a form of the Notice of Withdrawal as an exhibit to the Schedule TO. We will deliver a copy of the Notice of Withdrawal form to all optionholders that validly elect to participate in the Exchange Offer.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer, unless you properly re-tender those Eligible Options before the expiration date of the Exchange Offer by following the procedures described in Section 3 of the Exchange Offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5.	Acceptance of Eligible Options For Exchange; Issuance of New Options.

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn at the time of expiration of the Exchange Offer, which is currently scheduled to expire at 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013, unless extended. Once we have accepted Eligible Options tendered by you, the Eligible Options you tendered will be cancelled and you will no longer have any rights under the tendered Eligible Options. We expect to issue the New Options on the next business day following the expiration date of the Exchange Offer. We will issue stock option agreements for the New Options promptly after we issue the New Options. If the Exchange Offer is extended, then the New Option grant date will be similarly extended.

Promptly after we cancel Eligible Options tendered for exchange, we will send each tendering Eligible Employee a “confirmation letter” indicating the Eligible Options that we have accepted for exchange, the date of acceptance and grant date of the New Options, and the number of shares underlying such New Options that were issued to each tendering optionholder. We have filed with the SEC a form of this letter as an exhibit to the Schedule TO.

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If you have tendered Eligible Options under the Exchange Offer and your service terminates for any reason, or if you submit a notice of resignation or receive a notice of termination, before the Exchange Offer expires, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6.	Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the Exchange Offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a)	there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the cancellation of some or all of the Eligible Options tendered for exchange, the issuance of New Options or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(b)	there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)	make it illegal for us to accept some or all of the tendered Eligible Options for exchange, or to issue some or all of the New Options, or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer;

(ii)	delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange or to grant New Options for some or all of the tendered Eligible Options; or

(iii)	impair the contemplated benefits of the Exchange Offer to us;

(c)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e)	the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer;

(f)	a tender or exchange offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:

(i)	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;

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(ii)	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or

(iii)	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange of eligible options;

(g)	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this offer (as described in Section 11 of the Exchange Offer);

(h)	a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(i)	a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or changes in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

(j)	any of the situations described above existed at the time of commencement of the Exchange Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;

(k)	changes in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer; or

(l)	any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Exchange Offer are for our benefit. We may assert them prior to the expiration date of the Exchange Offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to the expiration date of the Exchange Offer, whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7.	Price Range of Our Common Stock.

The Eligible Options give Eligible Employees the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock has been traded on NASDAQ under the symbol “PRTS.”

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The following table sets forth on a per share basis the high and low sales prices for our common stock on NASDAQ, as applicable, during the periods indicated.

Year Ended December 28, 2013	High	Low
First quarter	$2.24	$1.01
Second quarter	$1.88	$1.03
Third quarter (through August 7, 2013)	$1.29	$0.93

Year Ended December 29, 2012	High	Low
First quarter	$5.40	$3.49
Second quarter	$4.47	$2.82
Third quarter	$4.67	$2.85
Fourth quarter	$3.61	$1.71

Year Ended December 31, 2011	High	Low
First quarter	$9.97	$6.35
Second quarter	$8.75	$6.60
Third quarter	$8.00	$4.17
Fourth quarter	$6.40	$3.53

As of August 7, 2013, we had 1,775 stockholders of record and 33,218,657 shares were issued and outstanding. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On Friday, August 9, 2013, the closing price for our common stock as reported on NASDAQ was $0.97 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8.	Source and Amount of Consideration; Terms of New Options.

Consideration. The New Options issued in exchange for Eligible Options in the Exchange Offer will be issued under our Omnibus Plan. New Options will be nonqualified stock options even if the Eligible Options surrendered in the Exchange Offer were incentive stock options.

As of August 7, 2013, there were outstanding Eligible Options held by 73 optionholders, to purchase an aggregate of 3,732,753 shares of our common stock, with a weighted average exercise price of $6.53 per share, of which 2,382,393 were issued under our Omnibus Plan, 785,000 of which were issued under our 2007 Plan and 565,360 of which were issued under our 2006 Plan. Assuming all Eligible Options were tendered in the Exchange Offer, New Options covering a maximum number of approximately 1,066,430 shares would be granted.

Terms of New Options. Each New Option will cover a fewer number of shares of our common stock as the surrendered Eligible Options, which will be determined based on the Exchange Ratio. The number of shares subject to your New Option will be equal to the number of shares subject to your Eligible Option, divided by the Exchange Ratio, rounded down to the nearest whole share. The “Exchange Ratio” for the Exchange Offer is 3.5-to-1.0. This means that you will receive one share underlying your New Option for every 3.5 shares underlying your Eligible Options. For example, if you choose to tender an Eligible Option covering 35,000 shares of our common stock in the Exchange Offer, you will receive a New Option covering 10,000 shares of our common stock. Each New Option will otherwise have substantially the same terms and conditions as the surrendered Eligible Option it replaces except that:

•

The exercise price per share for your New Option will be equal to the Market Price. New Options will be nonqualified stock options even if the Eligible Options surrendered in the Exchange Offer were incentive stock options.

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•

Each New Option will be completely unvested at the time of grant and will become vested on the basis of an Eligible Employee’s continued service with U.S. Auto Parts and its subsidiaries. New Options granted to Eligible Employees shall vest over four years, with twenty-five percent (25%) of the shares subject to the New Option vesting on the first anniversary of the new grant date, and the remaining seventy-five percent (75%) of the shares subject to the New Option vesting in thirty-six (36) substantially equal installments over the following thirty-six (36) months, subject to the Eligible Employee’s continued service with U.S. Auto Parts and its subsidiaries on each applicable vesting date. If you exchange an Eligible Option(s) for a New Option and your service with U.S. Auto Parts and its subsidiaries terminates for any reason before the New Option is vested in full, then you will forfeit that portion of the New Option received that remains unvested at the time your service with U.S. Auto Parts and its subsidiaries terminates.

•	Each New Option will have a new ten-year term from the grant date of the New Option.

The Eligible Option Information Sheet that you received along with the Exchange Offer document and the Election Form includes the number of shares subject to a New Option that may be granted in exchange for your Eligible Options.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF U.S. AUTO PARTS OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR SERVICE WITH U.S. AUTO PARTS AND ITS SUBSIDIARIES REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR SERVICE UNTIL THE EXPIRATION OF THE EXCHANGE OFFER AND/OR THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

2007 Omnibus Incentive Plan. The following is a description of the principal provisions of the Omnibus Plan that apply to option grants made under the Omnibus Plan, including the New Options. The description below is a summary of certain relevant provisions relating to the Exchange Offer and is qualified in its entirety by reference to the Omnibus Plan itself, which is filed as an exhibit to our registration statement on Form S-1 initially filed with the SEC on November 2, 2006, as amended.

Eligibility. The Omnibus Plan provides for the following types of stock awards to the following persons:

•

Incentive stock options, as defined under the Internal Revenue Code of 1986, as amended (the “Code”), which may be granted solely to employees (including officers) of U.S. Auto Parts and its affiliates (provided that such affiliate is also a subsidiary corporation within the meaning of Section 424(f) of the Code); and

•

Nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents, other stock grants or other stock-based awards, which may be granted to employees (including officers), directors and consultants of U.S. Auto Parts or any of its affiliates.

Administration. Pursuant to the terms of the Omnibus Plan, a committee (referred to in this summary as the “Plan Administrator”) of members of the Board administers the Omnibus Plan. Subject to the terms of the Omnibus Plan, the Plan Administrator has broad authority to, among other things, designate participants; determine the types of awards to be granted to participants and the number of shares subject to such awards; determine the terms and conditions of awards or award agreements; amend the terms and conditions of awards or award agreements; interpret and administer the Omnibus Plan and any instrument or agreement, including an award agreement, relating to the Omnibus Plan; establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Omnibus Plan; and make any other determination or other action that it deems necessary or advisable for the administration of the Omnibus Plan.

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Stock Subject to the Omnibus Plan. Subject to the provisions of the Omnibus Plan relating to adjustments upon changes in our capitalization, 2,400,000 shares of our common stock were initially reserved for issuance pursuant to awards under the Omnibus Plan. In addition, the Omnibus Plan contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance under the Omnibus Plan on January 1 of each year, commencing on January 1, 2008 and ending on January 1, 2017. The annual increase will be equal to the lesser of (i) 1,500,000 shares; (ii) 5% of the number of shares of common stock outstanding on the last day of the immediately preceding fiscal year; and (iii) a lesser number of shares of our common stock determined by the Board. The Board determined in each of fiscal year 2012 and fiscal year 2013 to reduce the annual increase for such year to no shares of our common stock.

The Omnibus Plan contains certain limits on the number of stock options, stock appreciation rights and other awards, the value of which is based solely on an increase in the value of the shares after the date of grant, as well as on performance-based stock and cash awards that may be granted to any one person in any one calendar year. Subject to adjustment for changes in our capitalization, the per person, per calendar year limit on the number of stock options, stock appreciation rights and other awards, the value of which is based solely on an increase in the value of the shares after the date of grant, is 1,500,000.

Shares that are used by a participant as full or partial payment to us of the purchase price relating to an award, or in connection with the satisfaction of tax obligations relation to an award, will again be available for granting of awards (other than incentive stock options) under the Omnibus Plan. In addition, if any shares covered by an award or to which an award relates are not purchased or are forfeited, or if an award otherwise terminates without delivery of any shares, then such shares will again be available for grant under the Omnibus Plan.

As of August 7, 2013, stock options covering 5,670,274 shares of our common stock were outstanding under the Omnibus Plan and approximately 2,160,118 shares remained available for future stock options.

Stock Option Awards. Stock options are granted pursuant to stock option agreements. The Plan Administrator determines the exercise price of options granted under the Omnibus Plan, which must be equal to at least 100% of the fair market value of the common stock on the date of the grant and, in some cases, at least 110% of such fair market value, as described below.

Options granted under the Omnibus Plan vest at the rate and under the terms and conditions specified in the applicable option agreement. Stock options granted under the Omnibus Plan may not be exercised after the expiration of ten years from the date of grant. Pursuant to our standard forms of option agreements under the Omnibus Plan:

•

If an optionholder’s relationship with us, or any affiliate of ours, terminates for any reason other than due to misconduct, disability or death, the optionholder may exercise his or her option (to the extent that such option was vested at the time of termination), but only within the period of time ending on the earlier of (i) one month following such termination (or such longer or shorter period as specified in the option agreement) and (ii) the expiration of the maximum term of the option as set forth in the option agreement.

•	If an optionholder’s relationship with us, or any affiliate of ours, terminates for misconduct, such option terminates as of the date of the act giving rise to such termination.

•

If an optionholder’s relationship with us, or any affiliate of ours, terminates due to disability or death, the optionholder generally may exercise his or her option (to the extent that such option was vested at the time of termination), but only within the period ending on the earlier of (i) twelve months following such termination (or such longer or shorter period as specified in the option agreement) and (ii) the expiration of the maximum term of such option as set forth in the option agreement.

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The Omnibus Plan provides that payment for the shares of our common stock issued upon exercise of stock options may be made in such form or forms, including, without limitation, payment in cash, shares, promissory notes, other securities, other awards or other property, or any combination thereof, having a fair market value on the exercise date equal to the applicable exercise price.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution.

Tax Limitations on Incentive Stock Option Grants. Incentive stock options may be granted only to employees of U.S. Auto Parts and certain subsidiaries. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our equity plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as nonqualified stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of U.S. Auto Parts or of any affiliate unless the following conditions are satisfied:

•	The option exercise price is at least 110% of the fair market value of the stock subject to the stock option on the date of grant; and

•	The term of the incentive stock option award does not exceed five years from the date of grant.

Adjustments. In the event of a dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation or other corporate transaction or event that affects the shares of our common stock such that an adjustment is determined by the Plan Administrator to be appropriate in order to prevent dilution or enlargement of the benefits intended to be made available under the Omnibus Plan, the Plan Administrator shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares of our common stock (or other securities or other property) that thereafter may be made the subject of awards, (ii) the number and type of shares of our common stock (or other securities or other property) subject to outstanding awards, (iii) the purchase price or exercise price with respect to any award, and (iv) certain share limitations set forth in the Omnibus Plan.

Amendments to the Omnibus Plan. The Plan Administrator generally may not amend, alter, suspend, discontinue or terminate any outstanding award if such action would adversely affect the rights of the holder of such award, without the consent of the affected participant.

Termination or Suspension of the Omnibus Plan. The Board generally may amend, alter, suspend or terminate the Omnibus Plan at any time, except that certain actions may not be made without the approval of our stockholders. No award may be granted under the Omnibus Plan while it is suspended, or after it is discontinued or terminated. However, any award granted prior to such date may extend beyond such date.

Section 9.	Information Concerning Us; Financial Information.

Information Concerning Us.

We are one of the leading online sources for automotive aftermarket parts and repair information. Our vision is that vehicle owners never overpay for service and repair. Our mission is to be the service and repair advocate for vehicle owners, to increase their confidence in the repair process, and to provide the most affordable option for their service and repair needs.

We principally sell our products to individual consumers through our network of websites and online marketplaces. Our user-friendly website provides customers with a comprehensive selection of approximately 1.1 million stock keeping units (or “SKUs”) with detailed product descriptions and photographs. We have developed a proprietary product database that maps our SKUs to product applications based on vehicle makes, models and years. Our online sales channel and relationships with suppliers enable us to eliminate several intermediaries in the traditional auto parts supply chain and offer a broad selection of SKUs.

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Additionally, as an online retailer, we believe greater economies of scale can be achieved online than in brick and mortar stores.

We were incorporated in Delaware in 1995 as a distributor of aftermarket auto parts and launched our first website in 2000. Since then, we have continued to expand our online operations, increasing the number of SKUs sold through our e-commerce network, adding additional websites, improving our internet marketing proficiency, and commencing sales on online marketplaces. In October 2008, we acquired AutoMD.com for the purpose of developing content and a user community to educate consumers on maintenance and service of their vehicles. The site provides auto information, with tools for diagnosing car troubles, locating repair shops and do-it-yourself (or “DIY”) repair guides. Currently, AutoMD estimates auto repair costs to make servicing your car less stressful. The repaid cost calculator uses real-time shop repair estimates from accredited repair shops in the United States.

In August 2010, we acquired all of the issued and outstanding shares of Automotive Specialty Accessories and Parts, Inc. and its wholly-owned subsidiary Whitney Automotive Group, Inc., at the time, the nation’s leading catalog and internet direct marketer of automotive aftermarket performance parts and accessories. This acquisition has expanded our product line into all terrain vehicles, recreational vehicles and motorcycles, as well as provided us deep product knowledge into niche segments like Jeep, Volkswagen and trucks. The expansion of our product line increases our ability to reach customers in the DIY automobile and off-road accessories market. Our flagship websites are located at www.autopartswarehouse.com, www.jcwhitney.com, and www.AutoMD.com and our corporate website is located at www.usautoparts.net.

Our principal offices are located at 16941 Keegan Avenue, Carson, CA 90746, and our telephone number is (310) 735-0085. Our website address is www.usautoparts.net. Information found on, or accessible through, our website is not a part of, and is not incorporated into the Exchange Offer.

Financial Information. A summary of certain financial information is attached as Schedule A to the Exchange Offer and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 29, 2012 filed with the SEC on March 25, 2013, as amended by Form 10-K/A filed with the SEC on April 26, 2013, our Quarterly Report on Form 10-Q for the quarter ended March 30, 2013 filed with the SEC on May 8, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 29, 2013 filed with the SEC on August 6, 2013, each of which are incorporated herein by reference.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 29, 2012 filed with the SEC on March 25, 2013, as amended by Form 10-K/A filed with the SEC on April 26, 2013, our Quarterly Report on Form 10-Q for the quarter ended March 30, 2013 filed with the SEC on May 8, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 29, 2013 filed with the SEC on August 6, 2013 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

As of August 7, 2013, our executive officers and non-employee directors as a group held outstanding option grants to purchase an aggregate of 3,917,100 shares of our common stock with a weighted average exercise price of $5.27. Eligible Options held by all Eligible Employees to purchase an aggregate of 3,732,753 shares of our common stock with a weighted average exercise price of $6.53 per share will be outstanding immediately prior to the scheduled expiration of the Exchange Offer. Non-employee directors will not be eligible to participate in the Exchange Offer and therefore none of them hold Eligible Options.

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The following table shows the number of shares subject to options of U.S. Auto Parts held by our executive officers and directors as of August 7, 2013, the number of shares they hold subject to Eligible Options as of August 7, 2013 and the number of shares subject to New Options that our executive officers may receive in the Exchange Offer assuming, for purposes of illustration only, that each executive officer decides to exchange all of his or her Eligible Options.

Executive Officers and Directors	Number of Shares Underlying All Options	Maximum Number of Shares Underlying Eligible Options	Hypothetical Number of Shares Underlying a New Option that May be Granted Based on Specified Assumptions
Shane Evangelist Chief Executive Officer and Director	1,500,000	750,000	214,285
Robert J. Majteles Chairman, Board of Directors	495,000	—	—
Joshua L. Berman Director	185,000	—	—
Frederic W. Harman Director	—	—	—
Sol Khazani Director	—	—	—
Warren B. Phelps III Director	185,000	—	—
Ellen F. Siminoff (1) Former Director	166,100	—	—
David G. Robson Chief Financial Officer	300,000	300,000	85,714
Aaron E. Coleman Chief Operating Officer	475,000	350,000	99,998
Houman Akhavan Vice President Marketing	486,000	386,000	110,284
Bryan P. Stevenson Vice President, General Counsel	125,000	125,000	35,713
Total	3,917,100	1,911,000	545,994

(1)	As disclosed in our Definitive Proxy Statement filed on Schedule 14A on May 30, 2013, Ellen F. Siminoff elected to not stand for re-election to our Board at our 2013 Annual Meeting of Stockholders and ceased to be a director of U.S. Auto Parts effective July 9, 2013.

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on May 30, 2013, our Annual Report on Form 10-K for the year ended December 29, 2012 filed with the SEC on March 25, 2013, as amended by Form 10-K/A filed with the SEC on April 26, 2013, our Quarterly Report on Form 10-Q for the quarter ended March 30, 2013 filed with the SEC on May 8, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 29, 2013 filed with the SEC on August 6, 2013, and other than outstanding stock options and other stock awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our consolidated financial statements as set forth in the above-referenced Annual and Quarterly Reports, neither we nor, to our knowledge, any of our executive officers or directors, any person controlling us or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the past 60 days, we have not granted any other Eligible Options and no Eligible Options have been exercised. Neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any affiliate of ours, engaged in transactions involving the Eligible Options during the past 60 days.

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Section 11.	Status of Eligible Options Acquired by Us in the Exchange Offer; Accounting Consequences of The Exchange Offer.

Shares of our common stock subject to the tendered Eligible Options that we accept for exchange and acquire pursuant to the Exchange Offer will be cancelled as of the expiration date of the Exchange Offer and such shares will be returned to the pool of shares available for the grant of future awards under the Omnibus Plan, the 2007 Plan or the 2006 Plan, as applicable. All shares subject to the New Options granted pursuant to the Exchange Offer will be issued from the Omnibus Plan.

We have adopted the provisions of ASC Topic 718 regarding accounting for share-based payments. Under ASC Topic 718, we will recognize the grant date fair value of the tendered Eligible Options, plus the incremental compensation cost of the New Options granted in the Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New Options to employees in exchange for surrendered Eligible Options, over the fair value of the Eligible Options surrendered in exchange for the New Options. The fair value of New Options will be measured as of the date they are granted and the fair value of the Eligible Options surrendered will be measured immediately prior to the cancellation. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the New Options.

The amount of compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer and the exercise price per share of Eligible Options cancelled in the Exchange Offer. Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of the charge that would result from the Exchange Offer.

Section 12.	Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for tendered Eligible Options would be subject to obtaining any such governmental approval.

Section 13.	Material United States Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (31 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU.

Material United States Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Exchange Offer. The tax consequences of the Exchange Offer are not entirely certain, however, since the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an optionholder.

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We believe the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Employees upon the issuance of the New Options.

Eligible Employees who exchange Eligible Options for New Options under the Exchange Offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

The New Options will be nonqualified stock options and, in the event you tender an incentive stock option, will not be of the same general type (for U.S. tax purposes) as the Eligible Options you tender for exchange. As a result, any New Option will not be eligible for the favorable U.S. federal tax treatment afforded incentive stock options.

The Exchange Offer is currently expected to remain open for 29 calendar days. If we extend the Exchange Offer such that it is open for 30 or more calendar days, Eligible Options that are incentive stock options held by employees who do not participate in the Exchange Offer will be considered to have been modified. The commencement date of the Exchange Offer (Monday, August 12, 2013) would be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, if the Exchange Offer is open for 30 or more calendar days, then in order to receive favorable tax treatment with respect to any such incentive stock option that is an Eligible Option but not tendered for exchange, you must not dispose of any shares acquired with respect to the incentive stock option that was not tendered until the passage of more than two years from the date the Exchange Offer commenced (Monday, August 12, 2013) (i.e., the date of the deemed modification) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please see the information below.

Incentive Stock Options

Under current U.S. tax law, an optionholder will not realize taxable income upon the grant of an incentive stock option. In addition, an optionholder generally will not realize taxable income upon the exercise of an incentive stock option. However, an optionholder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an optionholder’s death or disability, if an option is exercised more than three months after the optionholder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonqualified stock options.

If an optionholder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares is “qualifying” if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale. Any such capital gain would be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which is referred to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be treated as ordinary income to the optionholder at the time of the disposition. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the optionholder has held the shares for more than one year.

27.

Unless an optionholder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an optionholder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of ordinary income taxable to the optionholder.

Nonqualified Stock Options

Under current law, an optionholder generally will not realize taxable income upon the grant of a nonqualified stock option. However, upon exercise of any New Options that are nonqualified stock options, the Eligible Employees will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, the Eligible Employees will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. The holding period for the shares acquired through exercise of an option will begin on the day after the date of exercise.

Our grant of a nonqualified stock option will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business expense deduction upon the exercise of a stock option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Employee upon exercise. We have also attempted to comply with Code Section 409A by exchanging New Options that are granted with an exercise price that is at or above fair market value on the date of grant.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a nonqualified stock option by an Eligible Employee who has been employed by us. We will require any such Eligible Employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

The tax consequences for participating employees who are subject to the tax laws of a country other than the U.S. or of more than one country may differ from the U.S. federal income tax consequences summarized above. You should consult with your tax advisor to determine the personal tax consequences to you of participating in the Exchange Offer.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTION GRANTS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

Section 14.	Extension of the Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Employees by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m. U.S. Pacific Time on the next business day following the previously scheduled expiration date of the Exchange Offer. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of the termination to Eligible Employees by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

28.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning a tender or exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 16.	Additional Information.

With respect to the Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which the Exchange Offer is a part. The Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 filed with the SEC on March 15, 2013, as amended by Form 10-K/A filed with the SEC on April 26, 2013;

•

our Quarterly Reports of Form 10-Q for the quarterly period ended March 30, 2013 filed with the SEC on May 8, 2013 and for the quarterly period ended June 29, 2013 filed with the SEC on August 6, 2013;

•	our definitive Proxy Statement for our 2013 Annual Meeting of Stockholders, filed with the SEC on May 30, 2013;

•

our Current Reports on Form 8-K, filed with the SEC on February 22, 2013, February 28, 2013, March 25, 2013, March 28, 2013, April 23, 2013, April 26, 2013, May 20, 2013, July 10, 2013 and July 17, 2013; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 23, 2007, including any amendments or reports filed for the purposes of updating this description.

29.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC.

We will also promptly provide without charge to each person to whom we deliver a copy of the Exchange Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

U.S. Auto Parts Network, Inc.

16941 Keegan Avenue

Carson, CA 90746

Telephone: (310) 735-0553

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Employees residing in such jurisdiction.

The Exchange Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 29, 2012 filed with the SEC on March 25, 2013, as amended by Form 10-K/A filed with the SEC on April 26, 2013, our Quarterly Report on Form 10-Q for the quarter ended March 30, 2013 filed with the SEC on May 8, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 29, 2013 filed with the SEC on August 6, 2013, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 29, 2012, AS AMENDED BY FORM 10-K/A, IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 30, 2013 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 29, 2013 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

U.S. AUTO PARTS NETWORK, INC.

August 12, 2013

30.

Schedule A

Selected Financial Data

The following selected financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 29, 2012 filed with the SEC on March 25, 2013, as amended by Form 10-K/A filed with the SEC on April 26, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 29, 2013 filed with the SEC on August 6, 2013, each of which are incorporated herein by reference.

	26 Weeks Ended June 29, 2013 (1)	52 Weeks Ended December 29, 2012 (2)	52 Weeks Ended December 31, 2011(3)
(in thousands)
Consolidated Statements of Operations Data:
Net sales	$133,294	$304,017	$327,072
Cost of sales	94,543	212,379	220,072

Gross profit	38,751	91,638	107,000

Operating expenses:
Marketing	22,377	51,416	55,785
General and administrative	9,365	19,857	31,961
Fulfillment	10,372	22,265	19,164
Technology	2,831	6,274	7,274
Amortization of intangible assets	213	1,189	3,673
Impairment loss on goodwill	—	18,854	—
Impairment loss on property and equipment	4,832	1,960	—
Impairment loss on intangible assets	1,245	5,613	5,138

Total operating expenses	51,235	127,428	122,995

Loss from operations	(12,484)	(35,790)	(15,995)
Other expense, net	(336)	(1,125)	(654)

Loss before income taxes	(12,820)	(36,915)	(16,649)
Income tax provision (benefit)	90	(937)	(1,512)

Net loss	$(12,910)	$(35,978)	$(15,137)

Basic and diluted net loss per share	$(0.40)	$(1.17)	$(0.50)
Shares used in computation of basic and diluted net loss per share	32,130	30,818	30,546

(1)	Twenty-six weeks ended June 29, 2013 included restructuring costs of $0.7 million related to severance charges incurred due to reduction in workforce during the period.
(2)	Fiscal year 2012 included restructuring costs of $0.6 million related to severance charges incurred due to reduction in workforce from the closure of our call center in La Salle, Illinois.
(3)	Fiscal year 2011 included acquisition and integration costs of $7.4 million related to our acquisition of Whitney Automotive Group, Inc.

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	June 29, 2013	December 29, 2012	December 31, 2011
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$851	$1,030	$10,335
Working capital (1)	10,581	(4,027)	8,666
Total assets (2)	69,296	88,877	142,216
Revolving loan payable	3,269	16,222	—
Current portion of capital leases payable	148	70	135
Capital leases payable, net of current portion	9,437	70	37
Current portion of long-term debt	—	—	6,250
Long-term debt, net of current portion	—	—	11,662
Stockholders’ equity	22,846	27,644	60,924

(1)	As of December 31, 2011, excluded $2.1 million of investments which were reclassified to long-term due to illiquidity in the market.
(2)

As of June 29, 2013, December 29, 2012 and December 31, 2011, included a deferred income tax asset valuation allowance of $41.8 million, $36.9 million and $22.8 million, respectively that is netted against the total assets.

Ratio of Earnings to Fixed Charges

	26 Weeks Ended June 29, 2013	52 Weeks Ended December 29, 2012	52 Weeks Ended December 31, 2011
(in thousands)
Ratio of earnings to fixed charges (1)	—	—	—
Deficiency of earnings available to cover fixed charges (in thousands) (1)	$(12,910)	$(35,978)	$(15,137)
Ratio of earnings to combined fixed charges and preferred dividends (1)	—	—	—
Deficiency of earnings available to cover fixed charges and preferred dividends (in thousands) (1)	$(12,910)	$(35,978)	$(15,137)

(1)

For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends: (i) fixed charges consist of interest expense and estimated interest component of rent; (ii) preferred dividends relate to dividends on our Series A convertible preferred stock which was issued in March and April 2013; and (iii) earnings consist of net loss plus fixed charges. In each of the periods presented, earnings were insufficient to cover fixed charges.

Statement of Computation of Ratios

	26 Weeks Ended June 29, 2013	52 Weeks Ended December 29, 2012	52 Weeks Ended December 31, 2011
(in thousands)
Earnings:
Net loss	$(12,910)	$(35,978)	$(15,137)
Add: Fixed charges	432	839	1,116

Earnings as defined	(12,478)	(35,139)	(14,021)

Fixed Charges:
Interest expense	415	785	1,018
Estimated interest component of rent expense	17	54	98

Total fixed charges before preferred dividends	432	839	1,116

32.

	26 Weeks Ended June 29, 2013	52 Weeks Ended December 29, 2012	52 Weeks Ended December 31, 2011
Preferred dividends	64	—	—

Total combined fixed charges and preferred dividends	496	839	1,116

Ratio of earnings to fixed charges (1)	N/A	N/A	N/A

Ratio of earnings to combined fixed charges and preferred dividends (1)	N/A	N/A	N/A

(1)

Earnings were insufficient to cover fixed charges by approximately $12.9 million, $36.0 million and $15.1 million for the twenty six weeks ended June 29, 2013 and for the year ended December 29, 2012 and December 31, 2011, respectively.

Book Value

At June 29, 2013, our book value per share was $0.69. Book value per share is the value of our total stockholders’ equity divided by the number of shares of our issued and outstanding common stock.

33.